EXHIBIT 3.1
CERTIFICATE OF OWNERSHIP AND MERGER
MERGING JASPER VENTURES INC.
WITH AND INTO
DESIGNLINE CORPORATION
(UNDER SECTION 253 OF THE GENERAL CORPORATION LAW OF THE STATE
OF DELAWARE AND SECTION 92A.120 OF THE REVISED NEVADA STATUTES)
Pursuant to Section 92A.120 of the Nevada Revised Statutes (the “NRS”) and Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”), Jasper Ventures Inc., a Nevada corporation (“Jasper Nevada”), does hereby certify the following facts relating to the merger (the “Merger”) of Jasper Nevada, with and into DesignLine Corporation, a Delaware corporation (“DL Corp”):
First: The name and state of incorporation of each of the constituent entities is DesignLine Corporation, a Delaware corporation, and Jasper Ventures Inc., a Nevada Corporation.
Second: Jasper Nevada owns all the issued and outstanding capital stock of DL Corp.
Third: The name of the surviving corporation shall be DesignLine Corporation.
Fourth: Attached as Schedule 1 is a copy of the resolutions adopted by the Board of Directors of Jasper Nevada adopting and approving the Merger, which resolutions were adopted on September 30, 2009.
Fifth: The Merger has been adopted, approved, certified, executed and acknowledged by Jasper Nevada in accordance with the NRS and the DGCL.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, a duly authorized officer, has duly executed this Certificate of Ownership and Merger on this 9th day of November, 2009.

Jasper Ventures Inc. A Nevada corporation
By:	/s/ Brad Glosson
Brad Glosson, Chief Executive Officer